Exhibit 99.1

ALJ REGIONAL HOLDINGS, INC. ANNOUNCES EARNINGS FOR THE FOURTH QUARTER AND YEAR ENDED SEPTEMBER 30, 2019

NEW YORK, NY, December 23, 2019 – ALJ Regional Holdings, Inc. (NASDAQ: ALJJ) (“ALJ”) announced results today for its fourth quarter and year ended September 30, 2019.

ALJ is a holding company, whose wholly-owned subsidiaries are Faneuil, Inc. (“Faneuil”), Floors-N-More, LLC, d/b/a Carpets N' More (“Carpets”), and Phoenix Color Corp. (“Phoenix”).  Faneuil is a leading provider of call center services, back office operations, staffing services, and toll collection services to commercial and governmental clients across the United States. Carpets is one of the largest floor covering retailers in Las Vegas, Nevada, and a provider of multiple products for the commercial, retail, and home builder markets including all types of flooring, countertops, and cabinets.  Phoenix is a leading manufacturer of book components, educational materials, and related products producing value-added components, heavily illustrated books, and specialty commercial products using a broad spectrum of materials and decorative technologies.

Investment Highlights – Three Months and Year Ended September 30, 2019

Consolidated Results for ALJ

•

ALJ recognized consolidated net revenue of $89.0 million for the three months ended September 30, 2019, a decrease of $1.1 million, or 1.2%, compared to $90.1 million for the three months ended September 30, 2018.  The decrease was primarily driven by planned lower sales volumes at Carpets and lower volumes in components and packaging at Phoenix, largely offset by new contracts at Faneuil.  ALJ recognized consolidated net revenue of $84.2 million for the three months ended June 30, 2019.

•

ALJ recognized a net loss of $9.9 million and loss per share of $0.24 (diluted) for the three months ended September 30, 2019, compared to net income of $1.2 million and earnings per share (EPS) of $0.03 (diluted) for the three months ended September 30, 2018.  The majority of the loss was due to a non-cash deferred tax expense of $5.9 million and a non-cash write-off of intangible assets of $0.7 million. In addition, three contracts at Faneuil generated significant net losses during the quarter (the “Three Contracts”).   ALJ recognized a net loss of $7.2 million and loss per share of $0.19 (diluted) for the three months ended June 30, 2019.

•

ALJ recognized adjusted EBITDA of $5.2 million for the three months ended September 30, 2019, a decrease of $4.2 million, or 44.5%, compared to $9.3 million for the three months ended September 30, 2018. The main causes of the decrease were negative adjusted EBITDA associated with the Three Contracts, the wind-down of existing customer contracts, compliance costs related to the implementation of the new revenue recognition accounting standard, and higher overall employee benefits costs at Faneuil, unfavorable product mix and planned lower sales volumes for packaging and books at Phoenix, and reduced revenues at Carpets, somewhat offset by process improvements and cost reductions at Carpets.  ALJ recognized adjusted EBITDA of $5.2 million for the three months ended June 30, 2019.

•

ALJ recognized consolidated net revenue of $355.0 million for the year ended September 30, 2019, a decrease of $14.8 million, or 4.0%, compared to $369.8 million for the year ended September 30, 2018 due to lower planned volumes at Carpets and lower volume in components and packaging at Phoenix, offset by increases in business activity at Faneuil.

•

ALJ recognized a net loss of $16.0 million and loss per share of $0.41 (diluted) for the year ended September 30, 2019, compared to net loss of $7.3 million and loss per share of $0.19 (diluted) for the year ended September 30, 2018.  As explained above, a large part of the loss was due to a non-cash charges incurred in the three months ended September 30, 2019.

•	ALJ recognized adjusted EBITDA of $27.7 million for the year ended September 30, 2019, a decrease of $5.4 million, or 16.3%, compared to $33.1 million for the year ended September 30, 2018.

•

ALJ estimates consolidated net revenue for the three months ending December 31, 2019 to be in the range of $87.8 million to $96.8 million, compared to $93.8 million for the three months ended December 31, 2018.

Jess Ravich, Chief Executive Officer of ALJ, said, “Results for the quarter and the year ended September 30, 2019 were very disappointing.  Management has already taken several steps to ensure that over the next few quarters this trend will reverse.  Specifically, in connection with the Three Contracts, management has already exercised an early termination provision with regard to one of those contracts and negotiated amendments with regard to the other two contracts to provide market rates of return.  Management has also instituted a thorough review of all current contracts and prospective contracts at Faneuil to ensure that they will generate our target adjusted EBITDA margin.  In addition, we are determined to reduce capex at the Company by over 65% in fiscal 2020 versus fiscal 2019. Although we are dramatically reducing our capex spend, we will be growing our revenues and profits at Faneuil by reassigning resources and utilizing state and city initiatives to subsidize a new call center in New Mexico. On December 6th we announced $0.5 million in incentives under the Local Economic Development Act, and on December 13th we were awarded over $2.0 million in incentives from the Job Training Incentive Program in connection with our new 700 seat call center in Albuquerque.  The above changes will allow us to convert a higher percentage of our generated cash into funds that will deleverage our balance sheet.  It is our intention in fiscal 2020 to have our leverage be below 3.0x.”

	Three Months Ended September 30,
Amounts in $000s, except share and per share amounts	2019	2018	$ Change	% Change

Net revenue	$88,992	$90,057	$(1,065)	(1.2%)
Costs and expenses:
Cost of revenue	69,858	68,945	913	1.3%
Selling, general, and administrative expense	19,865	17,238	2,627	15.2%
Impairment of intangible assets	746	—	746	NM
Disposal of assets and other gain, net	5	(104)	109	NM
Total operating expenses	90,474	86,079	4,395	5.1%
Operating (loss) income	(1,482)	3,978	(5,460)	(137.3%)
Other (expense) income:
Interest expense, net	(2,570)	(2,579)	9	0.3%
Total other expense, net	(2,570)	(2,579)	9	0.3%
Income before income taxes	(4,052)	1,399	(5,451)	NM
Provision for income taxes	(5,854)	(177)	(5,677)	NM
Net (loss) income	$(9,906)	$1,222	$(11,128)	NM
Basic (loss) earnings per share of common stock	$(0.24)	$0.03
Diluted (loss) earnings per share of common stock	$(0.24)	$0.03
Weighted-average shares of common stock outstanding:
Basic	40,717	38,012
Diluted	40,717	38,077

NM - Not meaningful

	Year Ended September 30,
Amounts in $000s, except share and per share amounts	2019	2018	$ Change	% Change

Net revenue	$354,997	$369,776	$(14,779)	(4.0%)
Costs and expenses:
Cost of revenue	277,454	285,872	(8,418)	(2.9%)
Selling, general, and administrative expense	72,375	76,656	(4,281)	(5.6%)
Impairment of intangible assets	746	—	746	NM
Disposal of assets and other gain, net	(216)	(277)	61	NM
Total operating expenses	350,359	362,251	(11,892)	(3.3%)
Operating income	4,638	7,525	(2,887)	(38.4%)
Other (expense) income:
Interest expense, net	(10,611)	(10,558)	(53)	(0.5%)
Total other expense, net	(10,611)	(10,558)	(53)	(0.5%)
Loss before income taxes	(5,973)	(3,033)	(2,940)	NM
Provision for income taxes	(10,006)	(4,299)	(5,707)	NM
Net loss	$(15,979)	$(7,332)	$(8,647)	NM
Loss per share of common stock–basic and diluted	$(0.41)	$(0.19)	$(0.22)
Weighted-average shares of common stock outstanding–basic and diluted	38,710	37,856	854

NM - Not meaningful

Results for Faneuil

Anna Van Buren, CEO of Faneuil, stated, “Faneuil’s revenue continues to grow while adjusted EBITDA results for the quarter were lower mainly due to the Three Contracts, costs for implementation of multiple new government and commercial projects, and a one-time expense related to new revenue recognition accounting standards.  During the quarter, Faneuil announced the award of two additional state-based healthcare exchange contracts expected to go live in 2020.  Faneuil has implemented nine new contracts in the first fiscal quarter of 2020.  Faneuil’s backlog has increased significantly to $493.6 million as of September 30, 2019 from only $234.9 million as of September 30, 2018.  In 2020, we will be focused on continuing to deliver high quality services for our clients and generating value for our shareholders.”

Faneuil recognized net revenue of $50.2 million for the three months ended September 30, 2019 compared to $44.9 million for the three months ended September 30, 2018.  Net revenue increased $5.3 million, or 11.9%, due to new customer awards and increased volumes from existing customers, partially offset by the completion of certain contracts.  Faneuil recognized net revenue of $44.8 million for the three months ended June 30, 2019.

Faneuil segment adjusted EBITDA was $0.6 million for the three months ended September 30, 2019 compared to $2.9 million for the three months ended September 30, 2018.  Segment adjusted EBITDA decreased $2.3 million, or 80.2%, due to the Three Contracts, compliance costs related to the implementation of the new revenue recognition accounting standard, and higher overall employee benefits costs.  Faneuil recognized segment adjusted EBITDA of $0.5 million for the three months ended June 30, 2019.

Faneuil recognized net revenue of $196.8 million for the year ended September 30, 2019 compared to $188.2 million for the year ended September 30, 2018.  Net revenue increased $8.6 million, or 4.6%, due to increased net revenue from new customer awards and from Faneuil’s existing customer base, partially offset by the completion of customer contracts.

Faneuil segment adjusted EBITDA was $8.8 million for the year ended September 30, 2019 compared to $13.1 million for the year ended September 30, 2018.

Faneuil estimates its net revenue for the three months ending December 31, 2019 to be in the range of $57.1 million to $63.5 million, compared to $55.2 million for the three months ended December 31, 2018.

Faneuil’s contract backlog expected to be realized within the next twelve months as of September 30, 2019 was $210.0 million compared to $106.6 million as of September 30, 2018 and $202.3 million as of June 30, 2019.  Faneuil’s total contract backlog as of September 30, 2019 was $493.6 million as compared to $234.9 million as of September 30, 2018 and $495.0 million as of June 30, 2019.

Results for Carpets

Steve Chesin, CEO of Carpets stated, “We continue to execute on our strategic goals, which include generating efficiencies across all product lines.  Carpets adjusted EBITDA margin continues to improve quarter-over-quarter as well as year-over-year.  Our primary focus is increasing adjusted EBITDA while our improved reputation in the marketplace continues to win us new business.”

Carpets recognized net revenue of $11.8 million for the three months ended September 30, 2019 compared to $15.1 million for the three months ended September 30, 2018.  Net revenue decreased $3.3 million, or 21.8%, which was primarily attributable to lower volumes from cabinets, flooring, and granite.  Carpets recognized net revenue of $12.8 million for the three months ended June 30, 2019.

Carpets recognized segment adjusted EBITDA of $0.6 million for the three months ended September 30, 2019 compared to segment adjusted EBITDA of $0.8 million for the three months ended September 30, 2018. Segment adjusted EBITDA decreased by $0.2 million due to lower overall volumes.  Carpets recognized segment adjusted EBITDA of $0.5 million for the three months ended June 30, 2019.

Carpets recognized net revenue of $49.0 million for the year ended September 30, 2019 compared to $68.4 million for the year ended September 30, 2018.  Net revenue decreased $19.4 million, or 28.4%, which was primarily attributable to lower volumes from cabinets, flooring, and granite.

Carpets recognized segment adjusted EBITDA of $1.6 million for the year ended September 30, 2019 compared to segment adjusted EBITDA of $0.5 million for the year ended September 30, 2018. Segment adjusted EBITDA increased by $1.1 million due to process improvements and cost reductions.

Carpets estimates its net revenue for the three months ending December 31, 2019 to be in the range of $10.2 million to $11.3 million, compared to $12.4 million for the three months ended December 31, 2018.

Carpets total backlog, which is expected to be fully realized within the next 12 months, as of September 30, 2019 was $11.0 million compared to $12.5 million as of September 30, 2018 and $11.0 million as of June 30, 2019.

Results for Phoenix

Marc Reisch, CEO of Phoenix, stated, "The $3.1 million decrease in our fiscal fourth quarter revenues versus prior year was due to lower component and packaging sales offset in part by higher book sales.  The decrease of $1.3 million of segment adjusted EBITDA versus prior year was due to the lower revenues in the quarter.  For the full year, revenues were $3.9 million lower than prior year due to $5.2 million of lower packaging sales offset in part by higher component sales.  Full year adjusted EBITDA was $1.5 million lower than prior year primarily due to an unfavorable sales mix in components.  Expense reductions related to packaging more than offset the impact from the lower packaging sales versus prior year.  Phoenix operations for the quarter were also impacted by an industry-wide slowdown for Education book components, which has continued into the first fiscal quarter.”

Phoenix recognized net revenue of $27.0 million for the three months ended September 30, 2019 compared to $30.1 million for the three months ended September 30, 2018. Net revenue decreased $3.1 million, or 10.3%, due to lower component and packaging volumes offset in part by higher book volumes.  Phoenix recognized net revenue of $26.7 million for the three months ended June 30, 2019.

Phoenix recognized segment adjusted EBITDA of $5.1 million for the three months ended September 30, 2019 compared to $6.4 million for the three months ended September 30, 2018. Segment adjusted EBITDA decreased by $1.3 million, or 20.8%, mainly due to reduced net revenues somewhat offset by reduced selling, general, and administrative expenses that reflect the completion of combining manufacturing facilities. Phoenix recognized segment adjusted EBITDA of $4.9 million for the three months ended June 30, 2019.

Phoenix recognized net revenue of $109.2 million for the year ended September 30, 2019 compared to $113.1 million for the year ended September 30, 2018. Net revenue decreased $3.9 million, or 3.5%.

Phoenix recognized segment adjusted EBITDA of $20.5 million for the year ended September 30, 2019 compared to $22.1 million for the year ended September 30, 2018. Segment adjusted EBITDA decreased by $1.5 million, or 7.0%.

Phoenix estimates its net revenue for the three months ending December 31, 2019 to be in the range of $20.5 million to $22.0 million as compared to $26.2 million for the three months ended December 31, 2018.

Phoenix’s contract backlog expected to be realized within the next twelve months as of September 30, 2019 was $68.1 million compared to $62.8 million as of September 30, 2018 and $71.4 million as of June 30, 2019.  Phoenix’s total contract backlog as of September 30, 2019 was $175.6 million as compared to $137.2 million as of September 30, 2018 and $187.3 million as of June 30, 2019.

Non-GAAP Financial Measures

In our earnings releases, prepared remarks, conference calls, presentations, and webcasts, we may present certain adjusted financial measures that are not calculated according to generally accepted accounting principles in the United States (“GAAP”). These non-GAAP financial measures are designed to complement the GAAP financial information presented in this release because management believes they present information regarding ALJ that is useful to investors. The non-GAAP financial measures presented should not be considered in isolation from, or as a substitute for, the comparable GAAP financial measure.

We present adjusted EBITDA because we believe it is frequently used by analysts, investors, and other interested parties in the evaluation of our company.  ALJ defines adjusted EBITDA as net (loss) income before depreciation and amortization, interest expense, litigation loss, restructuring expenses, stock-based compensation, acquisition-related expenses, loss (gain) on disposal of assets, other non-recurring items, other income, and provision for income taxes.  Adjusted EBITDA measures are not calculated in the same manner by all companies and, accordingly, may not be an appropriate measure for comparison.  Below are reconciliations of our net (loss) income, the most directly comparable GAAP measure, to consolidated adjusted EBITDA:

Amounts in $000s	Three Months Ended September 30,
	2019	2018	$ Change	% Change

Net (loss) income	$(9,906)	$1,222	$(11,128)	(910.6%)
Provision for income taxes	5,854	177	5,677	NM
Depreciation and amortization	5,672	4,647	1,025	22.1%
Interest expense	2,570	2,579	(9)	(0.3%)
Impairment of intangible assets	746	—	746	NM
Stock-based compensation	111	242	(131)	(54.1%)
Acquisition-related expenses	81	52	29	55.8%
Lease payments in anticipation of facility shutdown	39	187	(148)	NM
Restructuring expenses	14	335	(321)	NM
Disposal of assets and other gain, net	5	(104)	109	NM
Consolidated adjusted EBITDA	$5,186	$9,337	(4,151)	(44.5%)

NM - Not meaningful

Amounts in $000s	Year Ended September 30,
	2019	2018	$ Change	% Change

Net loss	$(15,979)	$(7,332)	$(8,647)	(117.9%)
Depreciation and amortization	20,553	19,048	1,505	7.9%
Interest expense	10,611	10,558	53	0.5%
Provision for income taxes	10,006	4,299	5,707	NM
Impairment of intangible assets	746	—	746	NM
Stock-based compensation	667	1,054	(387)	(36.7%)
Lease payments in anticipation of facility shutdown	556	250	306	NM
Loan amendment fees	337	—	337	NM
Restructuring expenses	239	2,314	(2,075)	(89.7%)
Acquisition-related expenses	178	280	(102)	(36.4%)
Litigation loss	—	2,910	(2,910)	NM
Disposal of assets and other gain, net	(216)	(277)	61	NM
Consolidated adjusted EBITDA	$27,698	$33,104	(5,406)	(16.3%)

NM - Not meaningful

Supplemental Consolidated Financial Information - Segment Net Revenue, Segment Adjusted EBITDA, and Debt

Amounts in $000s	Three Months Ended September 30,
	2019	2018	$ Change	% Change
Net revenue
Faneuil	$50,237	$44,913	$5,324	11.9%
Carpets	11,765	15,050	(3,285)	(21.8%)
Phoenix	26,990	30,094	(3,104)	(10.3%)
Total net revenue	$88,992	$90,057	$(1,065)	(1.2%)

Amounts in $000s	Three Months Ended September 30,
	2019	2018	$ Change	% Change
Segment adjusted EBITDA
Faneuil	$575	$2,898	$(2,323)	(80.2%)
Carpets	647	837	(190)	(22.7%)
Phoenix	5,096	6,437	(1,341)	(20.8%)
Corporate	(1,132)	(835)	(297)	(35.6%)
Total segment adjusted EBITDA	$5,186	$9,337	$(4,151)	(44.5%)

Amounts in $000s	Year Ended September 30,
	2019	2018	$ Change	% Change
Net revenue
Faneuil	$196,802	$188,233	$8,569	4.6%
Carpets	48,978	68,404	(19,426)	(28.4%)
Phoenix	109,217	113,139	(3,922)	(3.5%)
Total net revenue	$354,997	$369,776	$(14,779)	(4.0%)

Amounts in $000s	Year Ended September 30,
	2019	2018	$ Change	% Change
Segment adjusted EBITDA
Faneuil	$8,832	$13,127	$(4,295)	(32.7%)
Carpets	1,557	453	1,104	243.7%
Phoenix	20,533	22,077	(1,544)	(7.0%)
Corporate	(3,224)	(2,553)	(671)	(26.3%)
Total segment adjusted EBITDA	$27,698	$33,104	$(5,406)	(16.3%)

As of September 30, 2019 and 2018, consolidated debt and consolidated net debt were comprised of the following (exclusive of deferred financing costs):

Amounts in $000s	September 30,	September 30,
	2019	2018

Term loan	$81,082	$84,974
Line of credit	9,823	8,739
Equipment financing agreement	3,101	—
Capital leases	5,158	7,336
Total debt	99,164	101,049

Cash	4,529	2,000
Net debt	$94,635	$99,049

As of September 30, 2019, ALJ was in compliance with all debt covenants.

	Financial Covenants Comparison
	September 30, 2019
	(actual)	(required)
Leverage ratio	3.57	< 3.75
Fixed charges ratio	1.13	> 1.05

Investor Conference Call Details

ALJ will host an investor conference call on January 16, 2020 at 4:30 PM Eastern Standard Time.  Participants should dial in 10 minutes prior to the start time by using the following dial-in information and conference ID:

Participant Toll-Free Dial-In Number: (877) 870 4263

Participant International Dial-In Number: (412) 317 0790

Conference ID:ALJ Regional Holdings, Inc.

Participants can also access ALJ’s investor conference call using the following webcast URL: https://www.webcaster4.com/Webcast/Page/2172/32612. A playback of the investor conference call will be available within 24 hours using the same webcast URL.

About ALJ Regional Holdings, Inc.

ALJ Regional Holdings, Inc. is the parent company of (i) Faneuil, Inc., a leading provider of call center services, back office operations, staffing services, and toll collection services to commercial and governmental clients across the United States, (ii) Floors-N-More, LLC, d/b/a Carpets N' More, one of the largest floor covering retailers in Las Vegas, Nevada, and a provider of multiple products for the commercial, retail, and home builder markets including all types of flooring, countertops, and cabinets, and (iii) Phoenix Color Corp., a leading manufacturer of book components, educational materials, and related products producing value-added components, heavily illustrated books, and specialty commercial products using a broad spectrum of materials and decorative technologies.

Forward-Looking Statements

ALJ’s fourth quarter and year ended September 30, 2019 earnings release and related communications contain forward-looking statements within the meaning of federal securities laws. Such statements include information regarding our expectations, goals or intentions regarding the future, including but not limited to statements about our financial projections and business growth, our plans to reduce capital expenditures and deleverage our balance sheet, our ability to achieve target adjusted EBITDA margins on customer contracts, the impact of new customer contracts for Faneuil, the ramp of new Faneuil contracts on Faneuil’s financial results, operational improvements implemented by Carpets, the planned volume reductions in packaging by Phoenix, and other statements including the words "will" and "expect" and similar expressions.  You should not place undue reliance on these statements, as they involve certain risks and uncertainties, and actual results or performance may differ materially from those discussed in any such statement. Factors that could cause actual results to differ materially are discussed in our annual report on Form 10-K and quarterly reports on Form 10-Q filed with the Securities and Exchange Commission and available through EDGAR on the SEC’s website at www.sec.gov.  All forward-looking statements in this release are made as of the date hereof and we assume no obligation to update any forward-looking statement.